As filed with the Securities and Exchange Commission on November 3,  2008.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2210952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
 (Address, including Zip Code, of Principal Executive Offices)

AGL Resources Inc. Retirement Savings Plus Plan
AGL Resources Inc. Nonqualified Savings Plan
(Full title of the plans)

Paul R. Shlanta
Executive Vice President, General Counsel and
Chief Ethics and Compliance Officer
AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
(404) 584-4000
(Name, Address and telephone number, including area code, of Agent for Service)

_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share or obligation	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $5.00 par value	2,850,000 (1)	$26.39(2)	$75,211,500(2)	$2,955.82
Deferred Compensation Obligations	$20,155,000 (3)	100%	$20,155,000 (4)	$792.10

(1)
Includes 2,850,000 shares of AGL Resources Inc. (the “Company”) Common Stock, par value $5.00 per share (the “Common Stock”), issuable under the AGL Resources Inc. Retirement Savings Plus Plan (the “401(k) Plan”), plus an indeterminate number of additional shares which may be offered and issued under the 401(k) Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

(2)
Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on October 27, 2008.

(3)
The deferred compensation obligations (the “Deferred Compensation Obligations”) are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the AGL Resources Inc. Nonqualified Savings Plan (the “NSP”).

(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

Registration Statements were filed on September 13, 1999 (Registration No. 333-86983) and May 13, 1997 (Registration No. 333-26961) (“Prior 401(k) Plan Registration Statements”) to register under the Securities Act, among other things, shares of Common Stock issuable under the 401(k) Plan.

A registration statement on Form S-8 was filed on May 13, 1997 (Registration No. 333-26963) (the “Prior NSP Registration Statement”), to register under the Securities Act, among other things, Deferred Compensation Obligations issuable under the NSP.

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 2,850,000 shares of Common Stock issuable under the 401(k) Plan from time to time and an additional $20,155,000 under the NSP from time to time.

PART I

The information specified in Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the 401(k) Plan and the NSP covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference the contents of the Prior 401(k) Plan Registration Statements and the Prior NSP Registration Statement. The following documents, filed with the Commission by the Company are incorporated herein by reference:

     (a)  The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	The 401(k) Plan Annual Report on Form 11-K for the year ended December 31, 2007;

(c)	All other reports filed by the Company or the 401(k) Plan pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2007; and

(d)
The description of the Company’s Common Stock contained in Item 4 of the Company’s Registration Statement on Form 8-B (Registration No. 001-14174), filed under Section 12(b) of the Exchange Act, as declared effective by the Commission on March 12, 1996, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

This Registration Statement covers Deferred Compensation Obligations that may be offered under the NSP. The Deferred Compensation Obligations issuable under the NSP represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer.  The Deferred Compensation Obligations are payable in cash and generally will be paid either in a lump-sum or in installments over a certain term upon termination of service, according to the NSP. Subject to the terms and conditions set forth in the NSP, each participating employee may elect to defer eligible compensation, and amounts deferred are credited to each participant’s account. Amounts in a participant’s account will be indexed to one or more investment alternatives chosen by each participant from a range of such alternatives available under the NSP, including a Company stock fund. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The obligation to pay the vested balance of each NSP participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency.  Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the NSP.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Additionally, Section 14-2-202(b)(4) of the Georgia Code does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify directors who are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code (which are outlined above).

Section 7.01 of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director, shall be indemnified and held harmless to the fullest extent authorized by the Georgia Code, as the same exists or may be amended in the future, if such amendment provides broader indemnification rights than previously permitted under the Georgia Code, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The fullest extent that the Georgia Code authorizes a corporation to indemnify its directors is set forth in Section 14-2-856 of the Georgia Code.

The indemnification right specified in the Articles will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Section 7.02 of the Articles specifies that the Company will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Section 2.15.1 of the Company’s Bylaws (the “Bylaws”) specifies that in the case of actions brought by or in the right of the Company, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, or by a majority of the members of a committee of two or more disinterested members appointed by such a vote; (ii) by special legal counsel or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination.

Section 7.1 of the Bylaws state that the Company will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of the Company, but without being subject to the same procedural conditions imposed for the indemnification of directors. The Company may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy, the Articles, the Bylaws or the law.

As authorized by Section 14-2-856(a) of the Georgia Code, the Company has entered into director indemnification agreements with each of its directors who are not employees to provide each such director contractual rights to indemnification to the fullest extent permitted by Georgia Code. The agreements also provide a contractual right to reimbursement and advancement of expenses.

The Company’s officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The Company pays the cost of such insurance as permitted by its Bylaws and the laws of the State of Georgia.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.      Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on this 3rd day of November, 2008.

   AGL RESOURCES INC.

By:           /s/ John W. Somerhalder II
John W. Somerhalder II
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew W. Evans and Paul R. Shlanta, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of the Company by the following persons in the capacities and on the dates indicated.

Signatures                                                          Title                                                                Date

/s/ John W. Somerhalder II John W. Somerhalder II	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	November 3, 2008
/s/ Andrew W. Evans Andrew W. Evans	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 3, 2008
/s/ Bryan E. Seas Bryan E. Seas	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	November 3, 2008
/s/ Sandra N. Bane Sandra N. Bane	Director	November 3, 2008
/s/ Thomas D. Bell Thomas D. Bell	Director	November 3, 2008
/s/ Charles R. Crisp Charles R. Crisp	Director	November 3, 2008
/s/ Arthur E. Johnson Arthur E. Johnson	Director	November 3, 2008
/s/ Wyck A. Knox, Jr. Wyck A. Knox, Jr.	Director	November 3, 2008
/s/ Dennis M. Love Dennis M. Love	Director	November 3, 2008
/s/ Charles H. McTier Charles H. McTier	Director	November 3, 2008
/s/ Dean R. O’Hare Dean R. O'Hare	Director	November 3, 2008
/s/ D. Raymond Riddle D. Raymond Riddle	Director	November 3, 2008
/s/ James A. Rubright James A. Rubright	Director	November 3, 2008
/s/ Felker W. Ward Felker W. Ward	Director	November 3, 2008
/s/ Bettina M. Whyte Bettina M. Whyte	Director	November 3, 2008
/s/ Henry C. Wolf Henry C. Wolf	Director	November 3, 2008

The 401(k) Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on November 3, 2008.

                                                                                 AGL RESOURCES INC. RETIREMENT SAVINGS PLUS PLAN

By:           /s/ Melanie M. Platt
Melanie Platt
Senior Vice President of Human Resources and
Member of the Plan Administrative Committee

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 2, 2005)
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008)
4.3	Specimen form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)
5.1	Opinion of Alston & Bird LLP
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (contained on the signature page of this Registration Statement)

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.